Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors
Aspen Technology, Inc.
We consent to the incorporation by reference in the registration statements (No. 333-128423, 333-169657, 333-215818, and 333-228978) on Form S-8 on Form of Aspen Technology, Inc. (the Company) of our reports dated September 10, 2019, with respect to the consolidated balance sheets of Aspen Technology, Inc. as of June 30, 2019 and 2018, the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2019, and the related notes and financial statement Schedule II-Valuation and Qualifying Accounts (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of June 30, 2019, which reports appear in the June 30, 2019 annual report on Form 10‑K of Aspen Technology, Inc.
Our report dated September 10, 2019, on the consolidated financial statements as of June 30, 2019 and 2018 and for each of the years in the three-year period ended June 30, 2019, refers to the Company’s change in method of accounting for revenues and certain contract costs in fiscal 2019, 2018, and 2017 due to the adoption of Accounting Standards Update 2014-09, Revenue from Contracts with Customers (Topic 606).
Our report dated September 10, 2019, on the effectiveness of internal control over financial reporting as of June 30, 2019, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of June 30, 2019 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness has been identified and included in management’s assessment related to the ineffective design and implementation of control activities over the accuracy of the retrospective restatement of revenue and related contract balances recorded upon the adoption of ASC Topic 606, and the classification of contract cost assets and related deferred tax assets and liabilities on the consolidated balance sheet. The material weakness described above resulted from an ineffective risk assessment and the lack of timely creation of relevant reporting tools and information used to support the functioning of internal control.

/s/ KPMG LLP

Boston, Massachusetts
September 10, 2019